Filed pursuant to Rule 424(b)(3)
Registration No. 333-259984

STICKER SUPPLEMENT

TO PROSPECTUS SUPPLEMENT

(To Prospectus dated October 14, 2021)

OZOP ENERGY SOLUTIONS, INC.

Up to Two Hundred Million (200,000,000) Shares of Common Stock

This sticker supplement to prospectus supplement supplements our prospectus supplement dated April 8, 2022 to our prospectus dated October 14, 2021. You should read this sticker supplement together with the prospectus supplement and prospectus since the information contained herein supplements the information contained in the prospectus supplement and prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This sticker supplement is part of the prospectus supplement and prospectus and must accompany the prospectus supplement and prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

AMENDMENT TO PURCHASE AGREEMENT

Pursuant to our prospectus supplement dated April 8, 2022, to our prospectus dated October 14, 2021, we registered the offering and sale of up to 200,000,000 shares of our common stock to GHS Investments, LLC (“GHS”), under a purchase agreement entered into on April 4, 2022 (the “Purchase Agreement”).

The shares offered consist of shares of our common stock that we may sell from time to time, at our sole discretion, to GHS in accordance with the Purchase Agreement, subject to the terms and conditions of the Purchase Agreement, as further set forth in the prospectus supplement.

On October 17, 2022, we entered into an amendment to the Purchase Agreement with GHS (the “Amendment”) to extend the term of the Purchase Agreement to April 4, 2023. No other changes were made to the Purchase Agreement under the Amendment.

The date of this sticker supplement is October 18, 2022.